Exhibit 4.8

FOURTH AMENDMENT TO NOTE AGREEMENT

THIS FOURTH AMENDMENT TO NOTE AGREEMENT (this “Amendment”), dated as of March 12, 2004, among U.S. CONCRETE, INC., a Delaware corporation (the “Company”), and the financial institutions listed on the signature pages hereto as Purchasers (the “Purchasers”), amends certain provisions of the Agreement referred to below. All capitalized terms used herein and not otherwise defined shall have the meanings provided such terms in the Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Purchasers are parties to a Note Agreement, dated as of November 10, 2000, as amended by First Amendment to Note Agreement dated as of November 30, 2001, as further amended by the Second Amendment to Note Agreement dated as of April 9, 2003, and as further amended by the Third Amendment to Note Agreement dated as of October 15, 2003 (as amended, modified and/or supplemented prior to the date hereof, the “Agreement”); and

WHEREAS, the Company is desirous of entering into the 2004 Credit Agreement (as defined below) with the Lenders and Issuers party thereto and Citicorp North America, Inc., as Administrative Agent, in order to replace the Company’s existing Principal Bank Lending Agreement; and

WHEREAS, the Company has represented to the Purchasers that the lenders are unwilling to provide loans and financial accommodations to the Company under the 2004 Credit Agreement unless the Maximum Senior Debt Leverage Ratio and the Maximum Total Debt Leverage Ratio in the Agreement are increased as set forth in Sections 1(g) and 1(h) below; and

WHEREAS, the Company has further represented to the Purchasers that the Company intends to issue as soon as practicable after the date hereof approximately $150,000,000 of Senior Subordinated Notes due 2014 in sales to qualified institutional buyers in accordance with Rule 144A under the Securities Act (the “Rule 144A Offering”) the proceeds of which the Company intends to use, in part, to make an optional prepayment of the Subordinated Notes in full pursuant to, and in full compliance with the terms of, paragraph 4B of the Agreement; and

WHEREAS, the Company has requested that the Purchasers agree to certain other amendments to the Agreement as set forth herein; and

WHEREAS, the Purchasers executing this Amendment are willing to agree to the foregoing amendments requested by the Company provided that the Company agrees to certain other amendments to the Agreement as set forth herein.

NOW, THEREFORE, it is agreed:

1. Effective on the Effective Date (as defined below), the Agreement is amended as follows:

(a) Paragraph 4C of the Agreement is amended to add the following immediately after “15 Business Days”:

“(except in the case of the notice of prepayment of the Subordinated Notes in full pursuant to paragraph 4B from the proceeds, and concurrently with the closing, of the Rule 144A Offering, in which case on the date of such prepayment so long as the Company shall have given notice to the holders of the Subordinated Notes, no later than the third Business Day prior to the date of such prepayment, of the expectation that the Subordinated Notes will be prepaid in full pursuant to paragraph 4B specifying the date prepayment occurs)”.

(b) Clause (vii) of paragraph 5A of the Note Agreement is amended to add the following to the end thereof:

“; provided, however, that the Company will deliver to each Significant Holder a copy of any notice, report or other written communication delivered under the 2004 Credit Agreement concurrently with the delivery thereof to the holders of the Senior Indebtedness thereunder”

(c) New paragraph 6A(4) is added to the Agreement, such paragraph 6A(4) to read as follows:

“6A(4). Additional Funded Debt. Notwithstanding the provisions of paragraphs 6A(1), (2) and (3) hereof or any other provision of this Agreement, until the Original Covenant Compliance Date the Company covenants that it will not, and will not permit any Subsidiary to, issue, create, incur, assume or permit to exist any Funded Debt other than (a) Senior Indebtedness outstanding on the Fourth Amendment Effective Date (except to the extent refinanced with Senior Indebtedness incurred under the 2004 Credit Agreement), (b) Senior Indebtedness incurred under the 2004 Credit Agreement in compliance with the provisions of paragraphs 6A(1) and 6A(2), and (c) Capitalized Lease Obligations and purchase money Senior Indebtedness incurred by the Company or a Subsidiary in compliance with the provisions of paragraphs 6A(1) and 6A(2) to finance the acquisition of fixed assets and assets related thereto; provided, however, that the capital expenditure related thereto is otherwise permitted under the 2004 Credit Agreement as in effect on the Fourth Amendment Effective Date and that the aggregate outstanding principal amount of all such Capitalized Lease Obligations and purchase money Indebtedness shall not exceed $5,000,000 at any time.”

(d) Paragraph 6F of the Agreement is amended by adding the following to the end thereof:

“Notwithstanding the foregoing, until the Original Covenant Compliance Date the Company covenants that it will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payment other than Restricted Payments as a result of the redemption of capital stock or options held by employees and members of management of the Company and its Subsidiaries in an amount not to exceed $2,000,000 in any fiscal year so long as no Default or Event of Default has occurred and is continuing (both before and after giving effect to such Restricted Payment).”

(e) New paragraph 6N is added to the Agreement, such paragraph 6N to read as follows:

“6N. Acquisitions. Until the Original Covenant Compliance Date the Company covenants that it will not, and it will not permit any Subsidiary to, make any Acquisition.”

(f) Clause (d) of Paragraph 6H of the Agreement is amended in its entirety to read as follows:

“(d) the foregoing shall not apply to restrictions and conditions as in effect on the Fourth Amendment Effective Date contained in the 2004 Credit Agreement.”

(g) The defined term of “Maximum Senior Debt Leverage Ratio” in paragraph 11B of the Agreement is hereby amended to delete the proviso at the end thereof, so that such definition shall read in its entirety as follows:

“Maximum Senior Debt Leverage Ratio” shall mean (a) 2.00 to 1.00 during the period from September 30, 2003 to December 30, 2003, and (b) 2.25 to 1.00 during the period from January 1, 2004 and thereafter.”

(h) The defined term of “Maximum Total Debt Leverage Ratio” in paragraph 11B of the Agreement is hereby amended in its entirety to read as follows:

“Maximum Total Debt Leverage Ratio” shall mean (u) 3.75 to 1.00 during the period from September 30, 2003 to December 30, 2003, (v) 3.50 on December 31, 2003, (w) 4.00 to 1.0 during the period from January 1, 2004 to September 30, 2004, (x) 3.75 to 1.0 during the period from October 1, 2004 to March 31, 2005, (y) 3.50 to 1.0 during the period from April 1, 2005 to December 31, 2005 and (z) 3.25 to 1.0 during the period from January 1, 2006 and thereafter.”

(i) The defined term of “Senior Indebtedness” is hereby amended by deleting the phrase “Borrowing Request” (as said term is defined in the Existing Credit Agreement)” and inserting in lieu thereof “request for borrowing delivered in connection with the issuance of any Senior Indebtedness.”

(i) The following new defined terms are added to paragraph 11B of the Agreement, to read as follows:

“Acquisition” shall mean any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets or securities, merger, consolidation, share exchange or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) (i) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, or (ii) at least a majority of the ownership interests, having ordinary voting power, of any partnership, association, joint venture or other business organization.

“Fourth Amendment Effective Date” shall mean the “Effective Date”, as defined in the Fourth Amendment to this Agreement.

“Original Covenant Compliance Date” shall mean the later of (i) January 1, 2006, or (ii) the date upon which (a) the ratio of (1) the outstanding amount of all Funded Debt (including all Subordinated Debt) to (2) EBITDA for the four consecutive fiscal quarters then ended is less than or equal to 3.25 to 1.0, (b) the ratio of (1) the outstanding amount of all Senior Funded Debt to (2) EBITDA for the four consecutive fiscal quarters then ended is less than or equal to 2.25 to 1.00, and (c) no other Event of Default is in existence.”

“2004 Credit Agreement” shall mean the Credit Agreement, dated as of March 12, 2004, among the Company, the Lenders and Issuers party thereto, Citicorp North America, Inc., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.

2. This Amendment is limited solely to the purposes and to the extent provided herein and shall have no applicability to any other obligation of the Company under the Agreement. This Amendment shall not be construed to be an amendment, except as specifically provided in this Amendment of any term, condition or provision of the Agreement. Except as specifically provided herein, the Agreement will continue in full force and effect.

3. To induce the Purchasers to enter into this Amendment, the Company hereby represents and warrants that (a) no Default or Event of Default exists as of the Effective Date (as defined below) either prior to or after giving effect to this Amendment, (b) this Amendment has been duly executed and delivered on behalf of the Company and each

Guarantor, (c) this Amendment constitutes a valid and legally binding agreement enforceable against the Company and each Guarantor, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (d) the representations and warranties contained in the Agreement are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty relates to a prior date, and (e) the execution, delivery and performance of this Amendment has been duly authorized by the Company and each Guarantor.

4. To induce the Purchasers to enter into this Amendment, each of the parties listed on the signature page as Guarantors hereby ratifies and confirms that the Guaranty Agreement of such Guarantor remains in full force and effect after giving effect to this Amendment.

5. To induce the Purchasers to enter into this Amendment (i) the Company agrees that it will pay to each holder of a Subordinated Note the amendment fee described in Section 8(ii) hereof, and (ii) if the Company shall not have prepaid the Subordinated Notes in full pursuant to, and in full compliance with the terms of, paragraph 4B of the Agreement prior to June 30, 2004, then, on June 30, 2004, the Company agrees that it will pay to each holder of a Subordinated Note then outstanding an additional amendment fee in an amount equal to .50% of the principal amount of the Subordinated Notes held by such holder. The Company agrees that any failure to pay the additional amendment fee pursuant to clause (ii) of this Section 5 when due shall constitute an Event of Default under the Agreement.

6. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The recitals to this Amendment are incorporated by reference herein.

7. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AMENDMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY THE LAWS OF ANY OTHER JURISDICTION).

8. This Amendment shall become effective on the date (the “Effective Date”) when (i) the Company, each Guarantor and the Required Holders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Company, (ii) the Company shall have paid as of the Effective Date to each holder of a Subordinated Note then outstanding an amendment fee equal to .50% of the principal amount of the Subordinated Notes of such holder and (iii) the 2004 Credit Agreement shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

9. The Company confirms its agreement in paragraph 12B of the Agreement to pay the fees and expenses of the Purchasers special counsel, Schiff Hardin & Waite, in connection with this Amendment.

10. From and after the Effective Date, all references in the Agreement shall be deemed to be references to the Agreement as amended hereby.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Amendment as of the date first above written.

“Company”

U.S. CONCRETE, INC.

By:	/s/ Michael W. Harlan

Name: Michael W. Harlan
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

“Purchasers”

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:	/s/ Brian E. Lemons

Name: Brian E. Lemons
Title: Vice President
Principal Amount of Subordinated Notes: $25,000,000

METROPOLITAN LIFE INSURANCE COMPANY

By:

Name:
Title:
Principal Amount of Subordinated Notes: $20,000,000

TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA

By:

Name:
Title:
Principal Amount of Subordinated Notes: $20,000,000

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA, Investments, Inc. (authorized agent)

By:	/s/ Debra J. Height

Name: Debra J. Height
Title: Managing Director
Principal Amount of Subordinated Notes: $15,000,000

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Robert B. Bodett

Name: Robert B. Bodett
Title: Authorized Signatory

By:	/s/ Jerry D. Zinkula

Name: Jerry D. Zinkula
Title: Authorized Signatory
Principal Amount of Subordinated Notes: $7,000,000

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Robert B. Bodett

Name: Robert B. Bodett
Title Authorized Signatory

By:	/s/ Jerry D. Zinkula

Name: Jerry D. Zinkula
Title: Authorized Signatory
Principal Amount of Subordinated Notes: $3,000,000

SOUTHERN FARM BUREAU LIFE
INSURANCE COMPANY

By:	/s/ Carol Robertson

Name: Carol Robertson
Title: Senior Portfolio Manager
Principal Amount of Subordinated Notes: $3,000,000

Acknowledged and Agreed to:

“Guarantors”

AFTM Corporation, a Michigan corporation

By:	/s/ Cesar Monroy

Name: Cesar Monroy
Title: Vice President

American Concrete Products, Inc., a California corporation
Atlas-Tuck Concrete, Inc., an Oklahoma corporation
B.W.B., Inc. of Michigan, a Delaware corporation (successor to Superior Materials Company, Inc., a Delaware corporation)
Beall Industries, Inc., a Texas corporation
Beall Management, Inc., a Texas corporation
Builders’ Redi-Mix, LLC, a Delaware limited liability company
Central Concrete Corp., a Delaware corporation
Central Concrete Supply Co., Inc., a California corporation
Central Precast Concrete, Inc., a California corporation
Ready Mix Concrete Company of Knoxville, a Delaware corporation
San Diego Precast Concrete, Inc., a Delaware corporation
Sierra Precast, Inc., a California corporation
Smith Pre-Cast, Inc., a Delaware corporation
Superior Concrete Materials, Inc. (f/k/a Opportunity Concrete Corporation), a District of Columbia corporation

USC GP, Inc., a Delaware corporation

By:	/s/ Donald Wayne

Name: Donald Wayne
Title: Vice President

Beall Concrete Enterprises, Ltd., a Texas limited partnership

By: Beall Management, Inc., a Texas corporation, its general partner

By:	/s/ Donald Wayne

Name: Donald Wayne
Title: Vice President

Eastern Concrete Materials, Inc., a New Jersey corporation
Superior Materials, Inc. (f/k/a Superior Redi-Mix, Inc.), a Michigan corporation
Titan Concrete Industries, Inc. (f/k/a Carrier Excavation and Foundation Company), a Delaware corporation (successor to USC Midsouth, Inc., a Delaware corporation)

By:	/s/ Cesar Monroy

Name: Cesar Monroy
Title: Vice President

USC Atlantic, Inc., a Delaware corporation
USC Michigan, Inc., a Delaware corporation

By:	/s/ Michael W. Harlan

Name: Michael W. Harlan
Title: Vice President

USC Management Co., LP, a Texas limited partnership

By: USC GP, Inc., a Delaware corporation, its general partner

By:	/s/ Donald Wayne

Name: Donald Wayne
Title: Vice President

Wyoming Concrete Industries, Inc., a Delaware corporation

By:	/s/ Eugene P. Martineau

Name: Eugene P. Martineau
Title: Vice President